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Exhibit 99.b(4)

                    Flag Investors Equity Partners Fund, Inc.

                            Amendment to the By-Laws

                          (effective December 18, 2002)

               Article V, Section 9 of the Fund's By-Laws shall be amended to read as follows:

               SECTION 9. Treasurer: The Treasurer or the person so designated by the Board as such, shall:

                    (a) be the chief financial officer of the Trust and have
                        charge and custody of, and be responsible for, all the funds and securities of the Corporation, except those which the Corporation has placed in the custody of a bank or trust company or member of a national securities exchange (as that term is defined in the Securities Exchange Act of 1934) pursuant to a written agreement designating such bank or trust company or member of a national securities exchange as custodian of the property of the Corporation:

                    (b) keep full and accurate accounts of receipts and
                        disbursements in books belonging to the Corporation:

                    (c) cause all moneys and other valuables to be deposited to the credit of the Corporation.

                    (d) receive, and give receipts for, moneys due and payable to Corporation from any source whatsoever;

                    (e) disburse the funds of the Corporation and supervise the investment of its funds as ordered or authorized by the Board, taking proper vouchers therefor; and

                    (f) in general, perform all the duties incident to the
                        office of Treasurer and such other duties as from time may be assigned to him by the Board or the President.